                                                                    EXHIBIT 12.1



                  REGISTRATION UNDER THE SECURITIES ACT OF 1933
                       RATIO OF EARNINGS TO FIXED CHARGES

                              LSI LOGIC CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)



                                                                     Year ended December 31,
                                          ------------------------------------------------------------------
                                            1997           1998           1999          2000          2001
                                          --------       --------       --------      --------      --------
Pre-tax income (loss) from
       continuing operations before
       adjustment for minority
       interests in consolidated
       subsidiaries or income or
       loss from equity investees         $  228.0       $ (129.5)      $  224.2      $  379.8     $(1,030.4)

Add:  Amortization of
       capitalized interest                    2.0            1.4            2.8           2.7           2.7

Less: Interest capitalized                    (5.0)         (11.5)            --            --            --
                                          --------       --------       --------      --------      --------
       Subtotal                              225.0         (139.6)         227.0         382.5      (1,027.7)
                                          --------       --------       --------      --------      --------

Fixed charges:

       Interest expensed and
       capitalized and
       amortization of debt
       discounts and premiums
       on all indebtedness                     7.9           21.0          40.0          41.6           44.6
       Interest on rental expenses            15.6           15.4          13.0           7.8           16.5
                                          --------       --------       --------      --------      --------
       Total fixed charges                    23.5           36.4          53.0          49.4           61.1
                                          --------       --------       --------      --------      --------

Earnings                                  $  248.5       $ (103.2)      $  280.0      $  431.9      $ (966.6)
                                          --------       --------       --------      --------      --------
Ratio of earnings to fixed charges            10.6             --            5.3           8.7            --
                                          ========       ========       ========      ========      ========